CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is dated as of December 14, 2023 (the “Effective Date”), and is entered into by and between LFTD PARTNERS INC., a Nevada corporation (“LFTD”) and LIFTED LIQUIDS, INC., an Illinois corporation (“LLI” and together with LFTD, collectively and jointly and severally, the “Borrower”) and SURETY BANK (the “Lender”).

RECITALS:

A.Borrower has agreed to provide Lender with certain collateral in order to secure the repayment of the “Loan,” as hereinafter defined.

B.Lender has agreed to make, and Borrower has agreed to accept, the Loan, subject to the terms, provisions and conditions hereinafter set forth.

AGREEMENT:

Borrower and Lender agree as follows:

For and in consideration of the Loan, the covenants, agreements, representations and warranties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

ARTICLE 1

RECITALS, DEFINITIONS, RULES OF DEVELOPMENT AND EXHIBITS

1.1Recitals. The foregoing recitals are hereby ratified and confirmed by the Borrower and Lender as being true and correct, and are hereby incorporated into this Agreement.

1.2Definitions.As used in this Agreement and the Exhibits attached hereto, the following terms shall have the recited meanings, unless the context otherwise requires:

(a)Accounts: All of the "accounts" (as that term is defined in the Uniform Commercial Code as adopted in the State of Florida, as in effect from time to time) of Borrower, whether now existing or hereafter arising.

(b)Account Debtor: Any individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity, obligated on any Account owing to Borrower.

(c)Business Assets: All assets of the Borrower listed on Exhibit “A” attached hereto.

(d)Business Day: A day other than a Saturday, Sunday or a day on which commercial banks in Orlando, Florida are authorized or required by law to close.

(e)Collateral: The Lender shall have a first priority security interest in all of Borrower’s business assets as identified in Exhibit “B” and as identified in the Security Agreement and a pledge of the ownership interest identified in the Pledge Agreement made in favor of the Lender and dated on even date herewith. The fair value of the Collateral shall at all times equal or exceed $7,500,000, in the sole discretion of the Lender.

(f)Debt Service Coverage Ratio: EBIDA divided by contractual annual debt service payments.

(g)Default Rate: The highest rate allowable under the laws of the State of Florida.

(h)Events of Default:  Those events described in Section 7.1 hereof.

(i)EBIDA: Earnings before interest, depreciation, and amortization.

(j)Fiscal Year: The period of twelve (12) consecutive calendar months for which financial statements of the Borrower have been examined by its independent certified public accountants currently for the Borrower, a year ending on December 31st.

(k)Fiscal Quarter: One of four (4) three-month accounting periods that comprise the Fiscal Year.

(l)Interest Rate: The interest rate on the Promissory Note shall be a fixed rate equal to a rate of nine and five tenths’ percent (9.50%). Interest on this loan is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this loan is computed using this method.

(m)Loan: The loan in the original principal amount of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00).

(n)Loan Documents: This Agreement and any other documents or instruments executed, submitted, or delivered by Borrower, to or in favor of Lender, in connection with the Loan, including, but not limited to, this Agreement the Promissory Note, and the Security Agreement (each document being a “Loan Document”).

(o)Material Adverse Effect: The existence of events, conditions and/or contingencies that have had or are reasonably likely to have (a) a materially adverse effect on the business, operations, properties, assets or financial condition of the Borrower, (b) a material impairment of the ability of the Borrower to perform any of its material obligations under any Loan Documents to which it is or will be a party, or (c) an impairment of the validity or enforceability of any material provision of, or a material impairment of the material rights, remedies or benefits available to the Lender under any Loan Document.

(p)Maturity Date: The date that is the earlier of (i) sixty (60) months from the Effective Date and (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

(q)      Payment Date: means the 14th of each month, commencing on January 14, 2024, and continuing until the Maturity Date.

(r)Promissory Note: That certain Promissory Note dated as of the Effective Date made by the Borrower to the order of the Lender and evidencing the Loan.

(s)Security Agreement: That certain Security Agreement dated on even date herewith encumbering the Collateral as set forth therein and which is executed and delivered by Borrower to and in favor of Lender to secure the Promissory Note.

1.3Rules of Definitions. Unless the context otherwise requires:

(a)a defined term shall have the meaning assigned to it in Section 1.2 hereof;

(b)an accounting term, not otherwise defined, shall have the meaning assigned to it in accordance with generally accepted accounting principles (“GAAP”);

(c)words in the singular include the plural, and words in the plural include the singular; and

(d)reasonableness is not implied in any requirement of consent, approval, or satisfaction unless expressly provided to the contrary.

ARTICLE 2

THE LOAN AND COLLATERAL

2.1The Loan. Lender has made the Loan to the Borrower subject to all the terms and conditions herein, and Borrower hereby agrees to the terms of the Promissory Note, this Agreement, and the other Loan Documents.

2.2Repayment of Loan. Monthly installments of principal and interest in the amount of $63,217.27 shall be due and paid to the Lender on each Payment Date. Payments shall be applied to accrued interest and any remaining amount will be applied to principal. All accrued and unpaid interest, all unpaid principal, and other charges due and owing under the Loan Documents shall be due and payable in full on the Maturity Date unless the same shall be extended or waived in a written instrument executed by the Lender. Borrower shall be responsible for the payment of all property taxes and insurance premiums to the corresponding agencies.

2.3Prepayments of Loan. In the event of any prepayment of the Promissory Note, whether by voluntary prepayment, acceleration, or otherwise, the Borrower shall pay a fixed rate prepayment charge equal to the product of: (a) the principal amount prepaid and (b) the percentage set forth in the table below for any prepayment made during the indicated period.

Loan Year 13.00% of the Original Loan Amount

Loan Year 22.00% of the Original Loan Amount

Loan Year 31.00% of the Original Loan Amount

2.4Interest on the Loan.

(a)The Borrower shall pay interest on the Loan at the Interest Rate, in accordance with the Loan Documents.

(b)Upon an Event of Default, including failure to pay upon final maturity, the Interest Rate on this loan shall be increased to the Default Rate.

(c)Interest on the principal amount of the Loan shall accrue from and including the date the Loan is made. Interest on the Loan shall be payable monthly in arrears on each Payment Date. After the occurrence of an Event of Default, all interest and principal shall be payable on demand.

2.5Costs of the Loan. In addition to any fees heretofore, simultaneously herewith, or hereafter paid to, for, on behalf or at the direction of Lender, Borrower shall pay all costs and expenses (including, but not limited to, attorneys’ fees, para-professional fees, administrative fees, UCC search fees, inspection fees, audit fees, permit or license fees, insurance premiums, title search fees, title insurance premiums and endorsements, recording fees, documentary stamp tax, intangible tax, lien and judgment search fees, environmental assessments, filing fees, document preparation fees, settlement fees, escrow fees, appraisal fees, tax service fees, flood determination fees, survey fees and any other disbursements, court costs, litigation and other expenses) incurred or paid by the Lender or its legal counsel or representatives in connection with making the Loan and/or enforcing its terms. These fees are due and payable by Borrower regardless of whether the Loan closes. Lender shall retain the exclusive right in its sole discretion to approve or disapprove of the persons, or entities providing such services, matters or items. Additionally, Borrower shall pay the following fees: lender’s counsel fees, one-half percent (0.50%) of the loan amount which is, $15,000.00, regardless of whether the transactions contemplated by this Credit Agreement are consummated.

2.6Right of Set Off. If an Event of Default (after applicable notice and grace period) shall exist under the Promissory Note, the Security Agreement, this Agreement or the other Loan Documents, then Lender, without notice to Borrower, may apply, charge against and/or setoff against (or caused to be released to Lender), at its sole election and in such order and in such amount as Lender determines, the funds available under the Loan or any portion thereof, after deduction of any cost or expense incurred or sustained by Lender in connection with such application, charge, setoff or release, to the reduction of any amount outstanding under the Promissory Note or due to Lender under the other Loan Documents or apply (or cause to be released to Lender) the funds available under the Loan or any portion thereof to remedy any failure of Borrower to perform any agreement, condition or obligation on its part to be performed or observed hereunder or under the other Loan Documents. The application or release of the funds available under the Promissory Note in such manner shall not be deemed to be a cure of, or a waiver by Lender of, any such default. In addition, upon the occurrence of an Event of Default, Lender shall, in addition to the remedies set forth above, have all other rights and remedies available at law and in equity, including, without limitation, those, if any, set forth under the Uniform Commercial Code of any applicable jurisdiction.

2.7Evidence of and Security for the Loan. The Loan is evidenced by the Promissory Note, which Promissory Note shall bear interest at the rate herein provided, and shall be secured and the liens perfected by the Security Agreement, one or more UCC-1 Financing Statements, and such other security instruments and documents as may be required by Lender, each of which shall grant a security interest in the Collateral.

2.8Perfection of Liens. The Borrower shall take all action that may be necessary or desirable, or that Lender may request, so as at all times to maintain the validity, perfection, enforceability and priority of Lender’s security interest in the Collateral and to enable Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including (i) immediately discharging all Liens (defined below) other than Permitted Encumbrances (as defined in Exhibit

“A” attached hereto and incorporated herein by reference), (ii) obtaining landlords’ or mortgagees’ Lien waivers, (iii) delivering to Lender, endorsed or accompanied by such instruments of assignment as Lender may specify, and stamping or marking, in such manner as Lender may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Lender, and (v) executing and delivering, or causing to be executed or delivered, lien perfection documents requested by Lender, in each case in form and substance satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of Lender’s security interest under the UCC or other applicable law. By its signature hereto, the Borrower hereby authorizes Lender to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the UCC in form and substance satisfactory to Lender (which statements may have a description of collateral which is broader than that set forth herein). All charges, expenses and fees Lender may incur in doing any of the foregoing, and any local taxes or other expenses relating thereto, shall be charged to Borrower and reimbursed to Lender as an Advance under the Loan, or, at Lender’s option, shall be paid to Lender by Borrower immediately upon demand.

For purposes hereof the term “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), encumbrance, claim or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

2.9Loan to Value. The Loan amount shall not exceed forty percent (40%) of the Collateral value. Should the Lender, at its sole discretion, reasonably suspect that the loan to value exceeds this percentage; a reappraisal of the Collateral at the Borrower’s expense will be required. This provision may not be exercised more than once in a calendar year. Should the resulting value exceed the above percentage, the Borrower shall be required to make a principal reduction to the Loan amount to bring the loan value to forty percent (40%). If the required principal reduction is not made within thirty (30) days of written notice being given to Borrower, then this will be considered a monetary default of the Loan Documents. The cost of said appraisal, its review and any subsequent reappraisals shall be the responsibility of Borrower.

ARTICLE 3

CONDITIONS PRECEDENT TO LENDER’S OBLIGATION

3.1Conditions for Funding. The obligation of the Lender to make the Loan, is subject to the Lender’s receipt of, in form and substance satisfactory to the Lender, the following:

(a)satisfactory evidence, as reasonably determined by Lender and its counsel, that as of the date of funding the Loan, the Lender will have a first priority security interest in all of the Collateral, subject only to Permitted Encumbrances and that as of the date of funding, Borrower is current on all state and federal taxes;

(b)such other additional documents, instruments, and certificates as the Lender may request in connection with the consummation of the transactions contemplated hereby;

(c)confirmation that all financial covenants in Article 5 hereof are satisfied as of the date on which the Loan will be funded;

(d)confirmation that any and all UCC financing statements filed against the Collateral, other than UCC financing statements filed by the Lender or otherwise permitted in connection with the Permitted Encumbrances, have been terminated;

(e)payment of all additional costs, fees and expenses incurred by Lender and or owed by Borrower in connection with the Loan; and

(f)Organizational documents of the Borrower and evidence that the Borrower is in good standing and authorized to operate in the state that it was formed and each state that it conducts business.

3.2Conditions for the Loan. The making of the Loan is subject to the conditions listed and the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and its counsel):

(a)This Agreement and each of the other Loan Documents shall be effective;

(b)No event or condition shall have occurred or become known to Borrower, which has or could have a Material Adverse Effect on the business or operations of the Borrower;

(c)No default or Event of Default exists or would exist hereunder or under the Loan Documents;

(d)The Loan is within and complies with the terms and conditions of this Agreement;

(e)There shall not have been, in the judgment of the Lender, any material loss or damage to, or diminution in value of the Business Assets or any organizational change of the Borrower that causes or could cause a Material Adverse Effect;

(f)No Lien (other than a Permitted Encumbrance incurred in the Borrower’s ordinary course of business) has been imposed on Borrower or its assets;

(g)Each representation and warranty set forth in this Agreement and any other Loan Document in effect at such time (as amended or modified from time to time) is true and correct in all material respects on the date hereof and shall continue to be until the Maturity Date, except to the extent such representations and warranties are made only as of a specific earlier date; and

(h)Borrower shall have delivered to Lender all such other documents, instruments, and certificates as Lender may request.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to make the Loan, Borrower hereby represents, warrants and covenants to and with Lender as follows:

4.1Organization, Power and Authority. LFTD is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and validly existing and in good standing under the laws of any state in which it does business, (ii) LLI is a corporation duly organized, validly existing and in good standing under the laws of the state of Illinois and validly existing and in good standing under the laws of any state in which it does business, (iii) have the power and authority to own the Collateral and to carry on its business in every jurisdiction in which the nature of their business or the Collateral make such qualification necessary, (iv) are in material compliance with all laws, regulations, ordinances and orders of public authorities applicable to it, and to the Collateral, (v) have full power and authority to consummate the transactions contemplated hereby, and (vi) are solvent.

4.2Organizational Documents. A copy of Articles of Incorporation, the Bylaws of the Borrower, and such other organizational documents of the Borrower (the “Organizational Documents”) that have been delivered to Lender are true, correct and complete copies thereof, and have not been modified or amended; the Organizational Documents of Borrower shall not in any manner be changed, modified or altered without the prior written consent of Lender, which consent shall not be unreasonably withheld.

4.3Validity of Loan Documents. The execution, delivery and performance by Borrower of this Agreement and all of the other Loan Documents, and the borrowing evidenced by the Promissory Note (i) have been duly authorized by all requisite action on the part of the Borrower, (ii) do not require the approval of any person, entity or governmental authority, which has not been duly and legally granted, other than approval by the board of directors of the Borrower, (iii) will not violate any governmental requirement and (iv) will not violate any contract, indenture, agreement, judgment, order or any other instrument to which Borrower is a party or by which it or any of its Collateral is bound or be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, such a contract, indenture, agreement, judgment, order, or other instrument, or result in the creation or imposition of any lien, charge, security interest in or encumbrance of any nature whatsoever upon any of its Collateral or assets, except as contemplated by the provisions of this Agreement. The Promissory Note, the Security Agreement, this Agreement and each and all of the other Loan Documents constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms.

4.4Financial Statements. All balance sheets, statements of profit and loss, and/or other financial data that have been given to Lender with respect to the Borrower (i) are complete and correct in all material respects, (ii) fairly present the financial condition of the Borrower as of the dates thereof, and the results of its or their operations, for the periods for which the same have been furnished and (iii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby. All balance sheets (including the footnotes thereto) disclose or reserve against all known liabilities, direct and contingent, as of their respective dates. There has been no change in the condition of the Borrower, financial or otherwise, since the date of the most recent financial statements given to Lender with respect to the Borrower, other than changes in the ordinary course of business, none of which changes has been materially adverse.

4.5Other Financing. The Borrower has not received and will not receive as long as the Loan is outstanding any other financing with regard to, or which requires or results in any lien or encumbrance of any kind on (except for Permitted Encumbrances), the Collateral, or any part of the Collateral or any interest in the Collateral.

4.6Other Information. All other written information, reports, papers and data given to Lender by the Borrower is accurate, correct and complete in all material respects.

4.7Other Agreements. The Borrower is not a party or subject to any contract, agreement, indenture, document or instrument, judgment or order adversely affecting its present or proposed business, properties or assets, operation or condition, financial or otherwise, and the Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions set forth in any contract, agreement, indenture, document or instrument, judgment or order to which it is a party or by which it is bound.

4.8Taxes. The Borrower has filed all tax returns required to have been filed by it and has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by it, and the Borrower does not know of any basis for additional assessment in respect of such taxes.

4.9No Event of Default. No Event of Default exists under this Agreement or any other Loan Document and no event has occurred and is continuing which, with notice and the expiration of the applicable grace or cure period, if any, would constitute an event of default under any other agreement to which the Borrower is a party, including without limitation, any loan agreement(s) between Borrower or any of Borrower’s affiliates.

4.10Litigation. There is not now any suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the best of Borrower’s knowledge, contemplated or threatened, against or affecting the Borrower or any of the Collateral nor, to the best of Borrower’s knowledge, is there any basis for any such matters, except for such matters disclosed on Schedule I attached hereto and incorporated herein.

4.11Priority of Lien on Personalty. Except for the Permitted Encumbrances, and as may be permitted by the Security Agreement and other Loan Documents, no lien, security interest or collateral assignment (except those granted and executed in favor of Lender) has been or will, at any time during the term of the Loan, be granted by Borrower in or with respect to any business asset of Borrower, any personal property (both tangible and intangible) now owned by Borrower or acquired hereafter at any time during the term of the Loan, wherever situated (including, but not limited to, furniture, furnishings, fixtures, equipment, contract rights, accounts and receivables, if any) and Borrower has not and shall not enter into any form of lease arrangement or agreement for any real or personal property owned by Borrower without Lender’s prior consent.

4.12Disposition of Collateral. The Borrower will safeguard and protect all Collateral for Lender’s general account and make no disposition thereof whether by sale, lease or otherwise without the Lender’s prior written consent, except for bona fide sales of inventory in the ordinary course of business and dispositions of property which is obsolete and not used or useful in business.

Borrower shall not permit any of the Collateral to be levied upon under legal process, permit anything to be done that may impair the value of any of the Collateral or the security intended to be afforded by this Agreement.

ARTICLE 5 AFFIRMATIVE COVENANTS

5.1Depository Relationship. Borrower shall establish and maintain its primary banking depository and disbursement relationships with Lender, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of the Borrower’s business. However, Borrower shall be allowed to maintain a business checking account at BMO Harris (“BMO Account”) to accommodate occasional cash deposits. The BMO Account balance shall not any time exceed $10,000. In the event Borrower fails to maintain its primary banking relationship with Lender, the interest rate provided in the note shall increase to a rate equal to one percent (1%) above the stated rate of interest. All Loan payments and fees shall be automatically debited from the Borrower’s account. If at any time this automatic debit is removed without Lender’s prior written consent; the Interest Rate will increase by one percent (1%) until the automatic payments are reactivated.

5.2Indemnification. Borrower agrees to protect, indemnify, defend and save harmless, Lender and its directors, officers, agents, representatives, and employees from and against any and all claims, actions, causes of action, loss, damage, injury, liability, cost or expense of any kind or nature, including, without limitation, reasonable attorneys’ fees and expenses, and to reimburse the applicable indemnitee therefor, on account of any matter or thing or action or failure to act of Lender, whether in suit or not, whether occurring before, during or after trial, or upon any appellate and/or in mediation, arbitration, any administrative or quasi-judicial proceeding, or any proceeding in bankruptcy or insolvency, arising out of this Agreement or any other Loan Document, or in connection with the transaction which is the subject hereof, or relating to any environmental condition or problem, or arising from the operation of Borrower’s business, unless any such matter is directly caused by gross negligence or willful misconduct of the person or entity seeking to be indemnified. This indemnity is not intended to excuse Lender from performing its obligations hereunder. This obligation shall survive the closing of the Loan and the repayment thereof.

5.3Financial Reporting. Borrower shall deliver to Lender or cause to be delivered to the Lender the following periodic financial information:

(a)annually, as soon as available, and in any event no later than one hundred fifty (150) days from the last day of Borrower’s Fiscal Year, tax returns of the Borrower and audited financial statements of the Borrower prepared by an independent certified public accountant satisfactory to Lender. If on extension; a copy of the extension is required, and the tax return shall be due no later than the 15th day of the month of which the return is due;

(b)as soon as available, and in any event no later than fifteen (15) days of filing, SEC filings, including 10-K and 10-Q reporting;

(c)Quarterly, as soon as available, and in any event no later than fifteen (15) business days after the filing of the corresponding Quarterly Report on Form 10-Q or Annual Report on Form 10-K, Borrower’s Inventory Workbook;

(d)Borrower shall maintain a minimum Debt Service Coverage Ratio greater than or equal to 1.50x, tested annually, commencing with Fiscal Year end 2022 and continuing on each Fiscal Year end thereafter until the Maturity Date. The Debt Service Coverage Ratio shall be calculated utilizing the information derived from Borrower’s tax returns delivered pursuant to 5.3(a) above; and

(e)In the event the aforementioned financial information is not provided to Lender within the timeframe required under the Loan Documents, the interest rate provided in the Promissory Note, may, at Lender’s option, increase to a rate equal to three percent (3.00%) above the then existing Interest Rate. In no such event, however, will the Interest Rate exceed the maximum rate permitted under Florida law.

5.4 Costs and Attorneys’ Fees. All reasonable costs and expenses of any kind or nature whatsoever, including without exception reasonable attorneys’ fees and expenses, paid, suffered or incurred by the Lender in the enforcement or defense of this Agreement or any of the other Loan Documents, including proceedings in appellate courts, shall be paid by Borrower. In any litigation between Lender and Borrower involving the interpretation or enforcement of this Agreement or any of the other Loan Documents, Lender’s costs, expenses and attorneys’ fees as specified in the preceding sentence shall only be required to be paid by Borrower in the event that the Lender is the prevailing party in such litigation, and if Borrower is determined by the court to be the prevailing party in any such litigation between Lender and Borrower, Lender shall be required to pay Borrower’s costs, expenses and attorneys’ fees. Whenever used herein or in any of the other Loan Documents, “attorneys’ fees” shall include fees and expenses of attorneys or paralegals whether or not any suit, proceeding or action shall be commenced, whether incurred before during or after trial or upon any appellate level, or in mediation, arbitration, any administrative or quasi- judicial proceeding, or in any proceeding in bankruptcy or insolvency.

5.5Maturity. The Loan hereunder shall mature and all indebtedness outstanding thereunder shall be paid in full on the applicable Maturity Date.

5.6Duty to Inform. Borrower shall promptly notify Lender of (i) any material change in any fact or circumstance represented or warranted by Borrower in this Agreement or in any of the other Loan Documents and (ii) any Event of Default or event which, with notice or lapse of time or both, could become an Event of Default under this Agreement or under any of the other Loan Documents specifying in each case the nature thereof and what action Borrower has taken, is taking and proposes to take with respect thereto.

5.7Inspection and Field Audits. At any time during Borrower’s normal business hours, with prior notice, Lender may enter upon property on which Borrower operates or that Borrower owns to inspect the Collateral and Borrower’s book and records, and Borrower shall cooperate with any reasonable request of Lender relating to such inspection.

5.8Use of Proceeds and Conditions for Disbursement. Borrower will use all proceeds from Lender pursuant to this Agreement for working capital.

5.9Insider/Member Debt. The repayment of all existing and future member/insider debt shall be subordinate to this Loan.

5.10Disclosure of Litigation. Borrower shall promptly (but in no event later than ten

(10) days after a responsible officer of the Borrower acquires knowledge of one of the following state of affairs), give written notice to the Lender of any suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the best of Borrower’s knowledge, contemplated or threatened, against or affecting the Borrower or any of the Collateral, not otherwise disclosed herein.

ARTICLE 6 NEGATIVE COVENANTS

6.1No Other Liens or Encumbrances. During the term of the Loan, and thereafter so long as any indebtedness evidenced or secured by or arising under any of the Loan Documents shall not have been paid in full, except for Permitted Encumbrances, the Borrower shall not encumber or permit the encumbrance of the Collateral, or any part thereof, or any interest therein with or by any lien, security interest or other encumbrance of any kind or nature whatsoever, without the prior written consent of Lender in its sole discretion.

6.2Change of Ownership. LLI shall not, without the prior written consent of the Lender, in its sole discretion, allow for any change in ownership of LLI.

6.3Divestiture, Merger or Acquisitions. The Borrower shall not, without the prior written consent of the Lender allow any of the following events to occur: (a) a divestiture or acquisition of the Borrower (b) a change in the capital structure of the Borrower, (c) a merger or consolidation of Borrower with any entity, (d) an amendment or change to its Organizational Documents that has or could cause a Material Adverse Effect as determined by the Lender, or (e) the sale, lease, transfer or any other disposal of, or grant any person an option to acquire, or sell and leaseback, all or any portion of its assets, whether now owned or hereafter acquired, except for bona fide sales of inventory in the ordinary course of business and dispositions of property which is obsolete and not used or useful in business.

6.4Additional Negative Covenants. Until the Loan has been paid and satisfied in full and this Agreement has been terminated in accordance with the terms hereof, unless the Lender consents in writing in its sole discretion, the Borrower shall not:

(a)serve as a guarantor or otherwise assume the debts or become liable for the debts of another person or entity;

(b)wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution;

(c)redeem, retire, purchase or otherwise acquire, directly or indirectly, for value or set apart any sum for the redemption, retirement, purchase or other acquisition of, any of the capital stock (or any options or warrants in respect thereof) of the Borrower or any subsidiary now or hereafter outstanding without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed;

(d)enter into any transaction, including, without limitation, the purchase, sale, exchange, or transfer of property or the rendering of any service, with any affiliate or subsidiary, or permit any subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any affiliate or any other subsidiary;

(e)permit the outstanding principal balance of the Loan exceed forty percent (40%) of the fair market value (as determined by the Lender of all Collateral securing the Loan); nor

(f)directly or indirectly issue, assume, create, incur or suffer to exist additional indebtedness on the Collateral.

ARTICLE 7

EVENTS OF DEFAULT AND REMEDIES

7.1Events of Default. The existence or occurrence of each of the following events shall constitute an “Event of Default” pursuant to this Agreement:

(a)Any regularly scheduled or recurring payment of principal, interest or other fee or charge on or under the Promissory Note, the Security Agreement, this Agreement or any other Loan Document is not made by Borrower after five (5) days’ prior written notice;

(b)Any payment or reimbursement of any amount which is to be paid or reimbursed by Borrower to Lender under the Promissory Note, the Security Agreement, this Agreement, or any other Loan Document other than the amounts specified in subsection 7.1(a) above is not made within five (5) days of the date written notice of or demand for the payment of such amount is given by Lender to Borrower;

(c)An event of default or default as defined in the Promissory Note the Security Agreement, or any other Loan Document shall occur and all applicable cure periods with regard thereto, if any, have expired;

(d)A claim of lien or any other lien or encumbrance or any kind or nature shall be filed against the Collateral, or any part thereof or interest therein, except for Permitted Encumbrances, without Lender’s prior written consent, and not released within thirty (30) days from the date of notification of filing, or Borrower shall fail to post a statutory bond or have obtained a discharge of such claim of lien from the Collateral, or any part thereof or interest therein, without Lender’s prior written consent, within thirty (30) days from notification of the date of filing;

(e)Borrower shall fail to perform any covenant, obligation or term or condition of this Agreement as and when required hereby and which is not cured within fifteen (15) days after such failure to perform or any representation or warranty of Borrower herein or in any other Loan Documents executed concurrently herewith or made subsequent hereto, shall be found to be inaccurate, untrue or breached in any respect;

(f)If Borrower shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition to answer seeking any reorganization, arrangement, composition, readjustment, liquidation, wage earner’s plan, assignment for the benefit of creditors, receivership, dissolution or similar relief under any present or future Federal Bankruptcy Act or any other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Borrower or all or any part of the properties of Borrower or if within sixty (60) days after commencement of any proceeding against Borrower or any endorser of the Promissory Note, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, debtor relief or similar relief under any present or future federal bankruptcy act or any other present or future federal, state or other statute or law, such proceeding shall not have been dismissed, or stayed on appeal; or if, within sixty (60) days after the appointment, without the consent of acquiescence of Borrower or of any endorser of the Promissory Note, of any trustee, receiver, or liquidator of Borrower or any endorser of the Promissory Note, such appointment shall not have been vacated or stayed on appeal or otherwise; or if within ten (10) days after the expiration of any such stay, such appointment shall not have been vacated;

(g)A violation or breach by Borrower shall occur in any contract, agreement, covenant, indenture, restriction, or encumbrance affecting title to the Collateral which is not cured within fifteen (15) days after written notice thereof;

(h)Except as otherwise permitted hereunder, a sale, transfer, conveyance, assignment, disposition, master lease, pledge or encumbrance of the Collateral, or any portion thereof or any interest therein, or the sale, transfer, conveyance, pledge or encumbrance of any ownership interest in or of the Borrower and/or any partnership or ownership interest in or of the Borrower, without the prior written consent of Lender in each instance;

(i)Any substantial damage to or destruction of the Collateral, if (i) the applicable insurance proceeds shall not, in the reasonable opinion of the Lender, be sufficient to repair and restore the Collateral, or (ii) if the insurance proceeds shall not be paid within a reasonable time;

(j)The holder of any lien or security interest on or in any portion of the Collateral (without implying Lender’s or Lender’s consent to the existence, placement, creation or permitting of any such lien or security interest) commences proceedings for foreclosure on any

Collateral or for the enforcement of its other remedies thereunder;

(k)A judgment for the payment of money in excess of the lesser of (i) $50,000, or (ii) the available and unused commitment, and either (i) enforcement proceedings, including, without limitation, through attachment, levy or garnishment or repossession or seizure of property, shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(l)Any suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation pending, against or affecting the Borrower or any of the Collateral which, such suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation pending may cause the value of the Loan to exceed forty percent (40%) of the value of the Collateral.

(m)The Borrower is liquidated, dissolved, consolidated or merged;

(n)The Borrower has made materially false or misleading representations to the Lender or has provided materially false or misleading information;

(o)Borrower sells, transfers, assigns, or otherwise conveys the Collateral, any portion thereof, or any of Borrower’s interest therein, without the prior written consent of the Lender;

(p)Lender fails to have an enforceable first lien on or security interest in any Collateral;

(q)Lender determines that the value of the Collateral is less than $7,500,000, even if no other Event of Default has occurred or is occurring; or

(r)Borrower’s rights under this commitment and the Loan shall be personal as the Lender has evaluated this Loan and has agreed to make this Loan based on the unique qualifications of Borrower, both financial and otherwise. Any sale, conveyance or transfer effecting a change in ownership or control of LLI and/or the collateral shall cause the Loan to become due and payable in full.

7.2Remedies.

(a)Upon the occurrence of an Event of Default (after the expiration of any applicable notice and cure periods), Lender may take any one or more of the following actions:

(i)Cease making Loan Advances or Disbursements hereunder; Without prior notice (but with written notice being provided to Borrower by Lender within 48 hours after such set-off), set-off against, appropriate and apply all balances, credits and deposits in any account of Borrower with Lender, credits with and claims of Borrower against the Lender and any other property of Borrower, and the proceeds thereof, now or hereafter held or received by or in transit to the Lender from or for the account of the Borrower whether for safekeeping, custody, pledge, transmission, collection or otherwise;

(ii)Declare immediately due and payable, with interest, all monies advanced hereunder and accordingly accelerate payment of the Promissory Note and, at Lender’s option, take any other action permitted thereby, or by law, notwithstanding anything contrary in the terms of payment stated therein;

(iii)Enter upon the property or wherever the Collateral may be situated, and take possession of all Collateral located thereon, as well as all books, records, files, correspondence and other material of Borrower related to the Collateral, and all materials, supplies, tools, equipment and appliances located thereon or stored off-site;

(iv)Seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business, assets and Collateral of Borrower and any costs and expenses incurred by Lender in connection with such receivership shall bear interest at the Default Rate, at Lender’s option, and shall be secured by the Collateral; or

(v)Cause all outstanding indebtedness under the Loan to bear interest at the Default Rate from and after the occurrence of an Event of Default until the default is cured or a waiver granted by Lender in writing.

(b)The remedies herein provided for shall be in addition to and not in substitution for the rights and remedies which would otherwise be vested in Lender in law or equity or those additional remedies as specified in the Promissory Note, the Security Agreement, and any other Loan Documents, all of which rights and remedies shall be cumulative and which are specifically reserved by Lender, and the failure by Lender to exercise the remedies herein or therein provided shall not preclude the resort to any other remedy or remedies, nor shall the exercise of the remedies herein or therein provided prevent the subsequent or concurrent resort to any other remedy or remedies which by law or equity or provided hereunder or in any other Loan Document shall be vested in Lender for the recovery of damages or otherwise in the event of a breach of any of the undertakings or Borrower hereunder. No delay or omission by Lender in exercising any right or remedy accruing upon the happening of an Event of Default shall impair any such right or remedy or shall be construed as a waiver of any such default; and every right and remedy hereby conferred upon Lender may be exercised from time to time and as often as shall be deemed expedient by Lender. No waiver of any Event of Default shall extend to or affect any other Event of Default.

7.3Cross-Collateral/Cross-Default. The parties hereto agree that the this Credit Agreement, the Promissory Note, the Security Agreement, and the other Loan Documents pertaining to the Promissory Note of even date herewith, including any and all extensions, renewals, replacements and/or modifications thereof, are cross defaulted with each other and with any and all other loans or agreements which any of the undersigned may have with Lender, now or in the future; and a default in any such other loan or agreement will be deemed a default of this Loan and vice-versa. At the option of Lender, without notice, a default under any such instruments will constitute a default of the other instruments hereby cross-defaulted; and are cross- collateralized by all collateral securing one another and by all collateral securing any other loans that Borrowers, now, or in the future, has with Lender and a default of any such other loans or agreements will be deemed a default of the Loan of even date. The terms of this cross-collateral provision apply to any collateral securing any loans or agreements which Borrower, now has with Lender or may have in the future with Lender. The parties hereby provide the Security Agreement on all such collateral (real or personal) that secures such present or future loans to Borrowers, by lender without any further reference in the loan documents of such other loan(s). In addition, the Loan Documents will be cross-collateralized and cross-defaulted with the proposed Kenosha, WI commercial real estate purchase.

ARTICLE 8 MISCELLANEOUS

8.1Immunity. Lender’s commitment to make advances hereunder shall not at any time be subject or liable to attachment or levy at the suit of any creditor of Borrower or any agent, contractor, subcontractor or supplier of Borrower.

8.2Lender Not A Partner of Borrower. Notwithstanding anything to the contrary herein contained or implied, Lender, by executing this Agreement or by any action pursuant hereto, shall not be deemed a partner of or a joint venturer with Borrower.

8.3Notices. All notices required or allowed to be given hereunder shall be delivered by hand or sent by an overnight delivery service which gives a receipt upon delivery to the party to which such notice is to be given as set forth below. Alternatively, such notices may be sent by electronic mail and shall be deemed delivered when sent, provided that such electronic mail notices are also delivered in hard copy via an overnight delivery service with proof of receipt on the next business day following electronic mailing.

If to Borrower:LFTD Partners Inc.

14155 Pine Island Drive Jacksonville, Florida 32224 Attention: William C. Jacobs

Lifted Liquids, Inc. 5511 95th Ave.

Kenosha, Wisconsin 53144 Attention: William C. Jacobs

If to Lender:Surety Bank

990 N. Woodland Blvd. Deland, Florida 32720

Attention: Ryan G. James, President

with a copy to:Watson Sloane PLLC

201 E. Kennedy Blvd., Suite 1200

Tampa, Florida 33602

Attention: Brian A. Watson, Esq.

Provided, that additional or other addresses for the giving of notices may be hereafter designated by the giving of written notices thereof to the other party. Such notices shall be deemed given upon the earlier of actual receipt by the addressee or when delivery is attempted at the addresses specified herein during normal business hours and delivery is refused.

8.4Entire Agreement. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. This Agreement, the Promissory Note, the Security Agreement, and the other Loan Documents contain the entire agreement between the parties hereto and there are no promises, agreements, conditions, undertakings, warranties and representations, whether written or oral, express or implied, between the parties hereto other than as set forth herein or entered into in writing between the parties concurrently herewith. It is expressly understood and agreed that the parties hereto intend this Agreement to be an integration of all prior promises, agreements, conditions, undertakings, warranties and representations between the parties hereto.

8.5Controlling Document. To the extent that a Loan Document conflicts with or is in any way incompatible with this Agreement, the terms of this Agreement shall control as to matters related to this Loan, and if this Agreement does not address an issue, then the Loan Document that deals most specifically with such issue shall control.

8.6Commitment Letter. All terms and conditions of that certain Commitment Letter, dated August 31, 2023, between the parties hereto, and any modifications or addendums thereto, if any, are hereby incorporated and made a part hereof. All terms and conditions thereof apply to this Credit Agreement.

8.7Assignment. The rights and obligations of Lender or any part thereof under this Agreement, the Loan pursuant thereto, the Security Agreement, and all other Loan Documents may be assigned by Lender to another institutional lender, including, but not limited to, a related affiliate corporation of Lender. In such event, Borrower agrees to attorn to such assignee and to execute such modifications thereto or other documentation as may be required to facilitate such assignment, provided such modifications do not materially add to the obligations of the Borrower.

8.8Time. Time is of the essence as to all matters provided for in this Agreement. In the event of any inconsistency between the applicable time periods or dates contained in this Agreement and those contained in any other Loan Document entered into between Borrower and Lender concurrently herewith, the time periods and dates set forth herein shall control. Borrower shall not assign any right or obligation hereunder without Lender’s prior written consent, and any purported assignment in violation of this provision will be null and void.

8.9Lawful Rate of Interest. Nothing contained in this Agreement or elsewhere in the Promissory Note, the Security Agreement, or any other Loan Document is intended to or shall create an obligation for Borrower to pay interest or a charge in the nature of interest for the Loan or the use of any money advanced by Lender in excess of the maximum amount or rate permitted by applicable law and any such amount so paid shall be immediately credited in reduction of the outstanding principal balance of the Loan or if repaid in full, then repaid to Borrower by Lender.

8.10Florida Law. The terms and conditions of this Agreement shall be governed by the laws of the State of Florida.

8.11Form and Substance. All documents, certificates, insurance policies and/or other items required under this Agreement to be executed by or delivered to Lender, as well as evidence of the existence or non-existence of any circumstance or condition required herein or in the other Loan Documents, shall be in form and substance reasonably satisfactory to Lender.

8.12Third Party Beneficiary. This Agreement is for the sole benefit of Lender and Borrower and is not for the benefit of any third party.

8.13Continuation of Duty. All covenants, agreements, representations and warranties made by Borrower in this Agreement, the Promissory Note and the other Loan Documents and in any certificates or other documents or instruments delivered pursuant to this Agreement or pursuant to any of the other Loan Documents and any advances consented to by the Lender pursuant to this Agreement or any of the other Loan Documents, shall continue in full force and effect until the Loan is paid in full. All such covenants, agreements, representations and warranties shall be binding upon any permitted successors and assigns of Borrower.

8.14Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

8.15Consent to Jurisdiction. Borrower and Lender each hereby irrevocably consent to the exclusive jurisdiction of the Courts of Orange County, Florida or the United States District Court for the Middle District of Florida in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking. Borrower waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Borrower irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

8.16Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

8.17Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO ENTER INTO AND ACCEPT THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY THIS AGREEMENT.

(Signatures begin on next page)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered the year and day first above written by their undersigned, duly authorized officer.

BORROWER:

LFTD PARTNERS INC., a Nevada
corporation

By:	/s/ William C. Jacobs
Name:	William C. Jacobs
Title:	President

LIFTED LIQUIDS, INC., a Illinois
corporation

By:	/s/ William C. Jacobs
Name:	William C. Jacobs
Title:	President

[BORROWER SIGNATURE PAGE TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered the year and day first above written by their undersigned, duly authorized officer.

LENDER

SURETY BANK

By:	/s/ Brian Peters
Name:	Brian Peters
Title:	Chief Financial Officer

[LENDER SIGNATURE PAGE TO CREDIT AGREEMENT]

Exhibit “A”

Permitted Encumbrances

Exhibit “B”

Business Assets Business Assets consist of:

a)All of Borrower’s Furniture, Fixtures, and Equipment (as hereinafter defined);

b)All of the proceeds and products, as the case may be, of Borrower’s Furniture, Fixtures, and Equipment;

g)All accessions to, substitutions for and all replacements, products, cash and non-cash proceeds of and income and profits arising from any of (a) through (b) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral;

i)All books and records of Borrower pertaining to any of (a) through (b) above;

j)All assets and properties of the foregoing types acquired by Borrower subsequent to the date of this Agreement;

k)All of Borrower’s distribution rights, income rights, liquidation interests, accounts, contract rights, notes, instruments, drafts and documents relating to any of the above listed assets;

As used herein, the following terms shall have the meanings set forth below:

“Furniture, Fixtures, and Equipment” shall mean all equipment and fixtures of whatever kind or nature now owned or hereafter acquired by Borrower, and wherever located, including, without limitation, all machinery, vehicles, tools, dies, trade fixtures, furnishings and equipment, patterns, cranes, furniture, furnishings, motor vehicles, tractors, trailers, rolling stock, office machines and equipment, material handling equipment, manufacturing equipment, conveyors, forklifts, machine systems, computers, and all other goods used in the operation of Borrower’s business, together with all accessories, parts and additions now or hereafter affixed thereto or used in connection therewith.

Schedule I

Disclosed Litigation

Lifted currently is involved in one pending lawsuit, as the plaintiff:

Lifted Liquids, Inc. v. Asad Awawdeh and Habib Cash and Carry SD, Inc. – The Company has filed an action seeking to recover approximately $98,000 in damages resulting from Defendants’ failure to pay for product they ordered. The matter has been filed in California and the Company intends to pursue the action and recover its damages.

On November 13, 2023, Lifted received a letter dated November 6, 2023 from the State of Wisconsin Department of Workforce Development (“Department”). The letter stated that the Department had dismissed the case Lifted Liquids, Inc. v. Brian Koff, ERD Case No.: CR202301774; EEOC Case No: 26G202301223. Previously, a disgruntled former Lifted employee had filed an action with the Wisconsin Department of Workforce Development claiming discrimination and retaliation.

On November 9, 2023, Lifted entered into a settlement agreement that was mutually acceptable to the parties which has resolved the following lawsuit: Lifted Liquids, Inc. v. Girish GPO, Inc., Girish Ray, and the Law Offices of Saul Roffe. The Company had filed an action in a case styled “Lifted Liquids, Inc. v. Girish GPO, Inc., Girish Ray, and the Law Offices of Saul Roffe” seeking to recover $30,000 that was to be held in escrow by the Law Offices of Saul Roffe. The Company also sought approximately $14,569 in damages resulting from Girish GPO’s failure to pay for product it ordered and that the Company delivered. The Company has obtained a $30,000.00 default judgment against the Law Offices of Saul Roffe and is attempting to collect on the judgment. The action against Girish GPO has been resolved with the Girish defendants agreeing to pay the Company $34,000.00 over time.

On October 9, 2023, Lifted entered into a settlement agreement that was mutually acceptable to the parties which has resolved the following lawsuit: Lifted Liquids, Inc. v. DEV Distribution, LLC, No, DC-22-15080. In October 2022, Lifted filed an action against Dev Distribution LLC (“Dev”), a vendor who failed to deliver certain products that Lifted has purchased for $263,938 for. Dev filed a counterclaim alleging breach of contract. In October 2023, the parties settled the litigation and agreed to mutual releases and dismissal of the lawsuit in exchange for Dev paying $230,000.00 and providing certain equipment and product.

On May 25, 2023, Lifted entered into a settlement agreement that was mutually acceptable to the parties which has resolved the following lawsuit: Martha, Edgar v. Lifted Liquids. Mr. Edgar Martha, who worked in Lifted’s production facility, had sued Lifted in regard to an alleged chemical burn. In May 2023, the parties settled the litigation and agreed to mutual releases and dismissal of the lawsuit in exchange for $5,000 paid by Lifted to Mr. Martha.